SECURITIES & EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2004

LITTLEFIELD CORPORATION.
(exact name of registrant as specified in its charter)

Delaware	1-13530	74-2723809
(State or other jurisdiction of incorporation)	(Commissions File Number)	I.R.S. Employer Identification Number)

2501 North Lamar Blvd., Austin, Texas	78705
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (512) 476-5141

(Former name or former address, if changed since last report.) NA

Item 2.02. - Results of Operations and Financial Condition

The following information is furnished pursuant to Item 2.02, "Results of Operations and Financial Condition."

On October 27, 2004, Littlefield Corporation issued a press release announcing 3rd quarter 2004 financial performance. A copy of that press release is attached as exhibit 99 to this report, and is included below.

Exhibit 99:
Press Release dated October 27, 2004.

FOR IMMEDIATE RELEASE

October 27, 2004

For Additional Information:
Jon Lovoy
Littlefield Corporation
(512) 476-5141, PH
(512) 476-5680, FX
jlovoy@littlefield.com

Littlefield Corporation Announces Improved Third Quarter Earnings

Littlefield Corporation announced today earnings for the 3rd quarter 2004. Results were improved when compared to the 3rd quarter of 2003.

Highlights are as follows:

Year to date net income improved by over $304,000.

EBITDA improved by 16% year to date.

Entertainment net income improved by 35% for the quarter and 16% YTD.

Corporate overhead was reduced by 10% for the quarter and 9% year to date.

Earnings will be discussed in a conference call on Friday, October 29, at 11:00 AM CDT. Interested parties are directed to the Company’s press release on October 22, 2004, which provides the details for the conference call.

The following report is based upon accounts that have not yet been reviewed by the Company’s auditors. Any modifications as a result of that review will be highlighted in the Company’s 10-QSB filing, and, if material, will be addressed in a subsequent press release. The accounts include a positive adjustment of $100,333 in revenue which was recognized as a result of an internal audit of the recognition of certain revenue attributable to South Carolina C bingo halls. This revenue was not previously recognized due to uncertainties related to the reimbursement of certain receivables which have now been received and recognized in the third quarter.

REVENUE:

QUARTERLY	Q3-2004	Q3-2003	Variance	% Change
Littlefield Corporation	$2,267,978	$2,238,893	$29,085	1%
Entertainment	1,766,438	1,537,903	228,535	15%
Hospitality	492,219	690,670	(198,451)	(29%)

YTD	2004	2003	Variance	% Change
Littlefield Corporation	$7,212,874	$7,391,864	($178,990)	(2%)
Entertainment	5,016,165	4,873,930	142,235	3%
Hospitality	2,170,836	2,497,151	(326,315)	(13%)

Revenue increased primarily due to increased South Carolina entertainment revenue.

NET INCOME

QUARTERLY	Q3-2004	Q3-2003	Variance	% Change
Littlefield Corporation	$24,622	($99,624)	124,246
Entertainment	707,984	524,400	183,584	35%
Hospitality	(324,911)	(221,293)	(103,618)	(47%)

YTD	2004	2003	Variance	% Change
Littlefield Corporation	$285,304	($19,048)	$304,352
Entertainment	1,921,428	1,660,004	261,424	16%
Hospitality	(595,690)	(480,092)	(115,598)	(24%)

EBITDA:

QUARTERLY	Q3-2004	Q3-2003	Variance	% Change
Littlefield Corporation	$340,186	$213,059	$127,127	60%
Entertainment	874,022	677,105	196,917	29%
Hospitality	(225,435)	(117,460)	(107,975)	(92%)

YTD	2004	2003	Variance	% Change
Littlefield Corporation	$1,220,485	$967,120	$253,365	26%
Entertainment	2,408,991	2,144,774	264,217	12%
Hospitality	(301,830)	(164,092)	(137,738)	(84%)

CORPORATE OVERHEAD:

	2004	2003	Variance	% Change
3rd QUARTER	$310,565	$345,231	($34,666)	(10%)
YTD	939,814	1,038,407	(98,593)	(9%)

Jeffrey L. Minch, President and Chief Executive Officer of Littlefield Corporation, offered the following comments:

"We continue to see dramatic improvements in South Carolina bingo and this is a direct result of our strategic planning and realignment in the state. We plan to grow our operations in South Carolina. We've opened two new halls there in the past month and you can expect to see more new halls there in the months to come. None of the new halls are included in this quarter’s release as they were only open for a couple of days during the third quarter. It’s important to mention that Littlefield does business in South Carolina through wholly owned corporate subsidiaries based in South Carolina.

Our Hospitality division had a slow 3rd quarter which was felt industry-wide, but we are definitely seeing a much better 4th quarter. Bookings have increased from the 3rd quarter and the rental company has had the best October in its existence. Nonetheless, it is important to understand that we are disappointed in the hospitality performance during the third quarter.

I will discuss earnings in more detail during Friday’s conference call. Please feel free to email me any questions you may have about this release or anything else that might be on your mind. My email address is jminch@littlefield.com.

I look forward to visiting with you during Friday’s conference call."

Investors are always cautioned to be careful in drawing conclusions from a single press release, the Company's performance in a single quarter or the individual opinions of any member of the Company's management in making their individual investment decisions.

In accordance with the safe harbor provisions of the Private Securities Reform Act of 1995: except for historical information contained herein, certain matters set forth in this press release are forward looking statements that are subject to substantial risks and uncertainties, including government regulation, taxation, competition, market risks, customer attendance, spending, general economic conditions and other risks detailed in the Company’s Securities and Exchange Commission filings and reports.